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Exhibit 10.11

EMPLOYMENT AGREEMENT

    This EMPLOYMENT AGREEMENT (this "Agreement") is made as of August 1, 2000, by and between WESTERN POWER & EQUIPMENT CORP., an Oregon corporation ("Employer"), and C. Dean McLain, an individual residing at             ("Executive").

RECITALS

    Executive is party to an Employment Agreement dated April 1, 1999 (the "Old Employment Agreement") with Employer. Employer has agreed in principle to merge with another company. In connection with such merger and the execution and delivery of this Agreement, the Old Employment Agreement is being terminated as of the date hereof.

    Employer desires to employ Executive, and Executive wishes to accept such employment, upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

    The parties, intending to be legally bound, agree as follows:

    1.  DEFINITIONS.  For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

  "Agreement" shall have the meaning set forth in the preamble.

  "Benefits" shall have the meaning set forth in Section 3.1(b).

  "Board of Directors" shall mean the board of directors, or similar governing body, of Employer.

  "Bonus Compensation" shall have the meaning set forth in Section 3.2.

  "Disability" shall have the meaning set forth in Section 5.2.

  "Effective Date" shall mean the date first above written.

  "Employer" shall have the meaning set forth in the first paragraph of this Agreement.

  "Executive" shall have the meaning set forth in the first paragraph of this Agreement.

  "For Cause" shall have the meaning set forth in Section 5.3.

  "Good Reason" shall have the meaning set forth in Section 5.3.

  "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or governmental body.

  "Salary" shall have the meaning set forth in Section 3.1(a).

  "Term" shall have the meaning set forth in Section 2.2.

    2.  EMPLOYMENT TERMS AND DUTIES.

    2.1  Employment.  Employer hereby employs Executive, and Executive hereby accepts employment by Employer, upon the terms and subject to the conditions set forth in this Agreement.

    2.2  Term.  The term of Executive's employment under this Agreement shall begin on the Effective Date and shall, unless earlier terminated in accordance with the provisions of Section 5, end on the seventh anniversary of the Effective Date (the "Term").

    2.3  Duties.  Executive shall initially serve as President, Chief Executive Officer and Chairman of Employer, shall be in charge of the day-to-day operations of Employer and shall report to, and perform such duties as are requested by, the Board of Directors.

    3.  COMPENSATION AND BENEFITS.

    3.1  Basic Compensation.

      (a)  Salary.  Executive shall be paid an annual base salary of $390,000 through July 31, 2001, and on each August 1 thereafter during the term, Executive's annual base salary shall be increased by the average percentage increase in salary for all employees of Employer for the then current fiscal year over the previous fiscal year (the "Salary"). The Salary shall be payable in equal periodic installments according to Employer's customary payroll practices, but no less frequently than monthly.

      (b)  Benefits.  Executive shall, during the Term, be permitted to participate in such pension, insurance, hospitalization, major medical, disability and fringe and other employee benefit plans of Employer generally maintained for executive employees of Employer, to the extent Executive is eligible under the terms of such plans, provided that Employer shall also maintain for the benefit of Executive, a life insurance policy in the amount of $500,000 which death benefits shall be payable to Executive's designated beneficiary upon Executive's death. (collectively, the "Benefits"), and provided further that Executive's right to bonus compensation shall be governed by Section 3.2 below.

      (c)  Expenses.  Employer shall pay on behalf of Executive (or reimburse Executive for) reasonable expenses incurred by Executive at the request of, or on behalf of, Employer in the performance of Executive's duties pursuant to this Agreement, and in accordance with Employer's employment policies. Executive shall file expense reports with respect to such expenses in accordance with Employer's policies. Executive shall submit written requests for such reimbursement together with supporting documents in reasonable detail.

      (d)  Automobiles.  Employer shall provide Executive with no more than two vehicles of Executive's reasonable choice for use during the Term. Employer shall pay all costs associated with Executive's use of such vehicles, including all purchase, lease or other acquisition-related costs, gasoline, insurance, maintenance and repairs of such vehicles.

    3.2  Bonus Compensation.  As additional compensation for the services to be rendered by Executive pursuant to this Agreement, Employer shall pay Executive within three months of the end of each fiscal year during the Term an annual performance bonus (the "Bonus Compensation") equal to 3.0% of EBITDA. For purposes of this Agreement (other than Section 5.4), EBITDA shall mean, with respect to any fiscal year during the Term, consolidated earnings of Employer and its subsidiaries before interest, taxes, depreciation, amortization and after deduction of all operating expenses and incentive compensation, all as calculated in accordance with generally accepted accounting principles consistently applied, and as reflected in Employer's most recently available audited consolidated financial statements for such fiscal year.

    4.  VACATIONS AND HOLIDAYS.

    4.1  Vacation.  Executive shall be entitled to six weeks of vacation per fiscal year during the Term. All vacation time shall be paid in accordance with the then current policy of Employer.

    4.2  Holidays.  Executive shall be entitled to the paid holidays for employees set forth in Employer's policies.

    5.  TERMINATION.

    5.1  Events of Termination.  The Term, Executive's Salary, Benefits and Bonus Compensation and any and all other rights of Executive under this Agreement or otherwise as an employee of Employer shall terminate (except as otherwise provided in this Section 5):

      (a) upon the death of Executive;

      (b) upon the Disability of Executive (as defined in Section 5.2), immediately upon notice from either party to the other;

      (c) immediately upon notice from Employer to Executive that Employer is terminating Executive's employment For Cause (as defined in Section 5.3), or at such later time as such notice may specify; or

      (d) immediately upon notice from Executive to Employer that Executive is terminating Executive's employment due to a Change in Control or Ownership of Employer (as defined in Section 5.3), or at such later time as such notice may specify.

    5.2  Definition of "Disability".  For purposes of Sections 5.1 and 5.4, Executive shall be deemed to have a "Disability" if, for physical or mental reasons, Executive is unable to perform Executive's duties under this Agreement for 90 consecutive days, or 120 days during any twelve month period, as determined in accordance with this Section 5.2. The Disability of Executive shall be determined by the Board of Directors in consultation with a medical doctor selected by it. Executive shall submit to a reasonable number of examinations by the medical doctor making the determination of Disability under this Section 5.2, and Executive hereby authorizes the disclosure and release to Employer of such determination and all supporting medical records. If Executive is not legally competent, Executive's legal guardian or duly authorized attorney-in-fact shall act in Executive's stead under this Section 5.2 for the purposes of submitting Executive to the examinations, and providing the authorization of disclosure, required under this Section 5.2.

    5.3  Definition of "For Cause"; "Good Reason"; "Change in Control of Ownership".

      (a) For purposes of this Agreement, the phrase "For Cause" means: (i) Executive's willful and repeated failure to substantially perform his duties hereunder or to adhere to any written Employer policy if Executive has been given 20 days' prior written notice of such failure and does not cure such failure by the end of such 20-day period; (ii) the appropriation (or attempted appropriation) of a material business opportunity of Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Employer; (iii) Executive's breach of any of the covenants contained in Section 6 or 7; (iv) the misappropriation (or attempted misappropriation) of any of Employer's funds or property; (v) Executive's willful engagement in gross misconduct injurious to Employer, or (vi) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony.

      (b) For purposes of this Agreement, the phrase "Good Reason" shall mean (i) the failure of Employer to perform or observe any of the material terms or provisions of this Agreement, and the continued failure of Employer to cure such default within twenty (20) days after written notice of such default given to Employer by Executive, (ii) the assignment of duties inconsistent with Executive's position, duties, responsibilities and status with Employer without Executive's consent, and the failure of Employer to rescind such assignment within twenty (20) days after written notice of Executive's objection to such, which notice shall with respect to the assignment of duties describe specifically the nature of such inconsistency, (iii) moving Employer's headquarters more than 50 miles from Vancouver, Washington, or (iv) the decrease by the Board of Directors of Executive's monthly base salary by more than ten percent (10%).

      (c) For purposes of this Agreement, the phrase "Change of Control or Ownership" shall mean a change in control or ownership of more than 25% of the outstanding stock of Employer or Employer's parent corporation.

    5.4  Termination Pay.  Effective upon the termination of Executive's employment under this Agreement, Employer shall be obligated to pay Executive (or, in the event of his death, his designated beneficiary) only such compensation as is provided in this Section 5.4, and in lieu of all other amounts and in settlement and complete release of all claims Executive may have against Employer relating to his employment by Employer.

      (a)  Termination by Executive with Good Reason or by Employer other than For Cause.  If Employer terminates this Agreement (other than For Cause or by reason of Executive's Disability or death) or Executive terminates this Agreement with Good Reason, Employer shall pay Executive the Salary through the end of the Term, at the times such payments would otherwise have been made, and shall pay Executive on the date of such termination the Bonus Compensation for the full fiscal year during which such termination occurs calculated by annualizing EBITDA for the period of the fiscal year elapsed prior to the date of termination, determined in good faith by the Board of Directors based upon the Employer's books of account. In addition, Employer shall continue to provide medical coverage to Executive until the earlier of (x) the end of the Term and (y) the date Executive begins employment with a subsequent employer; provided that this obligation may be fulfilled by Employer's payment of the premiums for "continuation coverage" under the Consolidated Omnibus Budget Reconciliation Act of 1985. For purposes of this Section 5.4, EBITDA shall mean consolidated earnings of Employer and its subsidiaries before interest, taxes, depreciation, amortization and after deduction of all operating expenses and incentive compensation, all as calculated in accordance with generally accepted accounting principles consistently applied.

      (b)  Termination by Employer For Cause or by Executive without Good Reason.  If Employer terminates this Agreement For Cause, or if Executive terminates his employment without Good Reason, Executive shall be entitled to receive his Salary only through the date such termination is effective, and shall not be entitled to any Bonus Compensation for the fiscal year during which such termination occurs or any subsequent fiscal year.

      (c)  Termination by Executive Due to Change in Control or Ownership.  If Executive terminates this Agreement due to a Change in Control or Ownership, Employer shall pay Executive on the date of such termination the Salary through the end of the Term, and shall pay Executive on the date of such termination Bonus Compensation for the full Term calculated by annualizing EBITDA for the period of the fiscal year elapsed prior to the date of termination, determined in good faith by the Board of Directors based upon the Employer's books of account and multiplying such annualized EBITDA amount by the number years left in the Term as of the date of termination. In addition, Employer shall continue to provide medical coverage to Executive until the earlier of (x) the end of the Term and (y) the date Executive begins employment with a subsequent employer; provided that this obligation may be fulfilled by Employer's payment of the premiums for "continuation coverage" under the Consolidated Omnibus Budget Reconciliation Act of 1985. For purposes of this Section 5.4, EBITDA shall mean consolidated earnings of Employer and its subsidiaries before interest, taxes, depreciation, amortization and after deduction of all operating expenses and incentive compensation, all as calculated in accordance with generally accepted accounting principles consistently applied.

      (d)  Termination upon Death or Disability.  If this Agreement is terminated by either party as a result of Executive's Death or Executive's Disability, as determined under Section 5.2, Executive (or, in the event of his death, his designated beneficiary) shall be entitled to receive (i) his Salary for one year after such termination, at the times such payments would otherwise have been made, and (ii) on the date of such termination, the Bonus Compensation for the full fiscal year during which such termination occurs, calculated by annualizing EBITDA for the period of the fiscal year elapsed prior to the date of termination, determined in good faith by the Board of Directors based upon the Employer's books of account.

      (e)  Benefits.  Executive's accrual of, or participation in plans providing for, the Benefits shall cease at the effective date of the termination of this Agreement, and Executive shall be entitled to accrued Benefits pursuant to such plans only as otherwise provided in this Section 5.4 or in such plans. Executive shall not receive, as part of his termination pay pursuant to this Section 5, any payment or other compensation for any vacation, holiday, sick leave, or other leave unused on the date the notice of termination is given under this Agreement.

    6.  NON-DISCLOSURE COVENANT.

      6.1 During the Term and thereafter, Executive shall keep secret and retain in strictest confidence all confidential matters of Employer including Employer's know-how, trade secrets, client and supplier lists, details of client, supplier, subcontractor, and consultant contracts, pricing policies, operational methods, marketing plans and strategies, product development plans, acquisition or bidding techniques and plans, technical processes, inventions and research project, business acquisition plans, personnel acquisition plans, and other similar information unless (i) such information is generally available to the public without restriction; (ii) Executive is requested by the Board of Directors or a committee thereof to disclose such confidential information; (iii) such information is being provided to a customer, vendor, or consultant of Employer in the ordinary course of business; or (iv) Executive is compelled to disclose such confidential information by order, inquiry, or request by a court of law, governmental agency, or other source of authority and prompt notice of such order is given to Employer which may challenge such order.

      6.2 All lists, records, and other non-personal documents or papers (including all copies thereof), including such items stored in computer memories, on microfiche, or any other media made or compiled by or on behalf of Executive or made available to Executive relating to Employer are and shall be the property of Employer and shall be delivered to Employer upon termination of this agreement. All inventions, including any procedures, formulas, methods, processes, uses, apparatuses, patters, designs, drawings, devises, or configurations of any kind, and all improvements to them which are developed, discovered, made, or produced, trade secrets or information used by any or all of Employer shall be the exclusive property of Employer and shall be delivered to Employer upon termination of this Agreement.

    7.  NON-COMPETITION AND NON-INTERFERENCE.

      7.1 Until the latest to occur of (i) termination of Executive's employment with Employer; (ii) one year following the date of termination of this Agreement and; (iii) such period as Executive shall continue to receive the base salary under this agreement—Executive shall not, directly or indirectly, whether individually or as an employee, stockholder, partner, joint venturer, agent or other representative of any other person, firm, corporation, or other business entity engage in any business which is competitive with the business of Employer. As used herein, the term "business which is competitive with the businesses of Employer" shall only mean any person, firm, corporation, or other business entity doing business in the territories serviced by Employer under its dealership agreements with its suppliers if 10% or more of the net revenues of such business are derived from the sale, rental, parts, servicing, or other distribution of small, medium, or heavy construction equipment of the nature then being sold by Employer including, without limitation, any such equipment manufactured by Case Corporation or any other corporation manufacturing equipment in competition with the equipment then manufactured by Case Corporation.

      7.2 If Executive's employment is terminated for any reason other than with Good Reason, Executive shall not, directly or indirectly, solicit any employee or consultant of Employer, other than Executive's personal secretary, or encourage any such employee or consultant to leave employment with Employer.

    8.  GENERAL PROVISIONS.

      8.1  Binding Effect; Delegation of Duties Prohibited.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives. The duties and covenants of Executive under this Agreement, being personal, may not be delegated. This Agreement shall become effective on the Effective Date provided it has been executed by both parties.

      8.2  Notices.  All notices, consents, waivers and other communications under this Agreement shall be made in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt) or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

    If to Employer:

    Western Power & Equipment Corp.
    4601 N.E. 77th Avenue
    Vancouver, WA 98662
    Attention: Board of Directors
    Telecopy: (360) 892-7927

    with a copy to:

    Kaye, Scholer, Fierman, Hays & Handler, LLP
    425 Park Avenue
    New York, NY 10022
    Attention: Rory A. Greiss
    Telecopy: (212) 836-8689

    If to Executive:

    To the address set forth in the Preamble.

      8.3  Entire Agreement; Amendments.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof, including without limitation, the Old Employment Agreement, which is hereby terminated. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

      8.4  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without regard to conflicts of laws principles.

      8.5  Jurisdiction.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Washington, County of Clark or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Washington, and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding, and waives any objection to venue laid therein.

      8.6  Section Headings, Construction.  The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      8.7  Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

      8.8  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

    IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

WESTERN POWER & EQUIPMENT CORP.
By:
	Name: Title:	C. Dean McLain

QuickLinks

  Exhibit 10.11
EMPLOYMENT AGREEMENT
RECITALS
AGREEMENT